Exhibit 1

JOINT FILING AGREEMENT

Discovery Group I, LLC, a Delaware limited liability company, Daniel J. Donoghue, and Michael R. Murphy hereby agree to file jointly the statement on Schedule 13D to which this Agreement is attached, and any amendments thereto which may be deemed necessary.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of each of the parties hereto.

May 17, 2006
Date

DISCOVERY GROUP I, LLC

By	/s/ Michael R. Murphy
Michael R. Murphy
Managing Member

/s/ Daniel J. Donoghue
Daniel J. Donoghue

/s/ Michael R. Murphy
Michael R. Murphy